Exhibit 10.1
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Employment Agreement, dated March 22, 2021, by and between Ascend Wellness Holdings, LLC, a Delaware limited liability company (the “Company”), and Abner Kurtin (“Executive”) (the “Employment Agreement”), is made as of September 27, 2022.
W I T N E S S E T H.
WHEREAS, the Company and the Executive are parties to the Employment Agreement; and
WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein, effective as of September 27, 2022.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.The Employment Agreement is hereby amended as follows:
a)Section 1 of the Employment Agreement is hereby amended by deleting Section 1 in its entirety and replacing Section 1 with the following: “Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment as Executive Chairman of the Company.”
b)Section 3(a) of the Employment Agreement is hereby amended by deleting Section 3(a) in its entirety and replacing Section 3(a) with the following: “During the term hereof, the Executive shall serve the Company as Executive Chairman, reporting directly to the Board of Directors of the Company (the “Board”).”
c)Section 3(b) of the Employment Agreement is hereby amended by deleting Section 3(b) in its entirety and replacing Section 3(b) with the following: “During the term hereof, the Executive shall be employed by the Company on a full-time and diligent basis and shall perform such duties and responsibilities on behalf of the Company as set forth on Exhibit B attached hereto and made a part hereof or as otherwise directed by the Board.”
d)The first sentence of Section 3(c) of the Employment Agreement is hereby amended by deleting and replacing the first sentence of Section 3(c) with the following: [“During the term hereof, for so long as the Executive is employed as the Company’s Executive Chairman, the Company will nominate the Executive for re-election to the Board and the Executive shall serve in such other officer and/or director positions with any affiliate of the Company (for no additional compensation) as may be determined by the Board (excluding the Executive) from time to time.”]
e)Section 5(f)(iii) of the Employment Agreement is hereby amended by deleting Section 5(f)(iii) and replacing Section 5(f)(iii) with the following: [“any failure by the Company to nominate the Executive for re-election to the Board and to use its best efforts to have the Executive re-elected (other than as a result of a Change of Control Event, which shall be governed by this Section 5(f)(v)), or any change in the Executive’s title as Executive Chairman of the Company;”]
f)Section 5(f)(v) of the Employment Agreement is hereby amended by deleting and replacing Section 5(f)(v) with the following: “in the event of a Change of Control Event, any failure by the acquirer to (a) make an offer of employment to the Executive for a base salary, target bonus and maximum bonus opportunity amounts that are substantially comparable in the aggregate to the Executive’s Base Salary and Annual Bonus (taking into consideration both the Target Bonus and the Maximum Annual Bonus) each as of immediately prior to such sale, (b) nominate the Executive for election to the Board of the acquirer, (c) offer the Executive a position with duties, responsibilities and authority that are materially comparable to the Executive’s duties, responsibilities and authority as Executive Chairman of the Company (disregarding any duties, responsibilities and authority the Executive had as a member of the Board or as an officer or director of any affiliate of the Company) as of immediately prior to such sale”.
g)Section 19 of the Employment Agreement is hereby amended by deleting Section 19 in its entirety and replacing Section 19 with the following: “Governing Law; Venue; Dispute Resolution. This Agreement, the rights of the parties, and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice of conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. If the parties cannot settle any disputes, differences, controversies, or claims arising under the Employment Agreement (“Disputes”) through good faith negotiation, then such Disputes shall be referred by either party to JAMS and finally settled by confidential, binding arbitration under the Streamlined Arbitration Rules and Procedures (the “Rules”) of JAMS by a single arbitrator appointed by agreement of the parties in accordance with such Rules or, in the absence of such agreement, by JAMS in accordance with such Rules. The foregoing arbitration proceedings may be commenced by any party by written notice to the other party. The venue for any such arbitration shall be New York County, New York, and each of the parties irrevocably and unconditionally agrees to venue in New York County, New York. For the avoidance of doubt, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL. Each of the parties hereby agrees to maintain the nature of any Dispute, the resolution of any Dispute by discussion, arbitration or otherwise, and/or any documentation, memoranda, submissions and other materials delivered by or received from the arbitrator, a party, or any other person involved in any such arbitration strictly confidential (except as permitted in the immediately succeeding clause of this sentence); and the terms of any settlement agreement, arbitrator’s award or other resolution of such Dispute, and any such documentation, memoranda, submissions and/or other materials, shall not be disclosed to any other person, except as required by law or the Rules, to a party’s professional advisors, insurers, vendors, and experts engaged in connection with such Dispute, to a party’s witnesses in respect of such Dispute, or as may be required to enforce any settlement agreement, arbitrator’s award or other resolution of such Dispute. Each of the parties irrevocably and unconditionally agrees that the arbitrator’s award shall be final and binding and that such award and any of the other provisions of this paragraph may be enforced in any court having jurisdiction over the award or any of the parties or any of his, her or its respective assets, and judgment on the award (including, without limitation, equitable remedies) granted in any arbitration hereunder may be entered in any such court. Without limiting the foregoing, each of the parties hereby agrees to exclude any right of appeal to any court on the merits of the Dispute or the resolution thereof. Each of the parties shall pay its respective arbitration-related expenses, attorneys’ fees, and other costs incurred by him, her or it in connection with such arbitration, except as the single arbitrator may otherwise determine in such arbitrator’s award. Nothing in this Section 19 shall prevent a party from seeking provisional remedies in a court of competent jurisdiction as a conservatory measure or in aid of arbitration. In the event of a conflict between the Rules and this paragraph, the provisions of this paragraph shall govern.”
2.For avoidance of doubt, as resolved by the Company’s Board of Directors on March 1, 2022 and the Compensation and Corporate Governance Committee on August 5, 2022, the Executive shall continue to receive his 2022 Base Salary via quarterly stock issuances on the terms and conditions set forth in such resolutions. For avoidance of doubt, Executive’s Base Salary for any year after 2022 shall be paid in accordance with Section 4(a) of the Employment Agreement.
3.Except as specifically set forth herein, the Employment Agreement and all of its terms and conditions remain in full force and effect, and the Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Employment Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Amendment.
4.Executive hereby releases any and all claims and potential claims, known and unknown, against the Company and the other Releasees (as defined below) that are releasable by law, which arose on or before the Effective Date and are directly related to the Company’s issuance of a press release on September 6, 2022, Executive’s appointment to the role of Executive Chairman, and the entry into this Amendment. This limited release is made by Executive for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, and Executive hereby releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, employees, and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons or entities, which may have an interest by or through them (collectively “Releasees”), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits of any kind relating directly to the limited subject matter of this limited release in this Section 4. For the avoidance of doubt, the parties agree that entry into this Amendment does not constitute “Good Reason” as such term is defined in the Employment Agreement.
5.Except as set forth in Section 4 hereinabove, neither party waives any claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys' fees) of any kind whatsoever, whether known or unknown, that such party has ever had or might have against the other party, including, but not limited to, those that directly or indirectly arise out of, relate to, or are connected with, the Employment Agreement or this Amendment.
6.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument.
7.The provisions of Sections 17 through 19 (inclusive) of the Employment Agreement, as amended by this Amendment, shall apply mutatis mutandis to this Amendment, as if set out in this Amendment in full (except that any reference to "this Agreement" shall be construed as a reference to the "Amendment").
8.This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.
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SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ASCEND WELLNESS HOLDINGS, LLC

By: /s/ Robin Debiase
Name: Robin Debiase
Title: Chief People Officer
EXECUTIVE

By: /s/ Abner Kurtin
Name: Abner Kurtin

EXHIBIT B

The Executive shall perform the following duties and responsibilities on behalf of the Company:

•Chair monthly management meetings;
•Chair mid-month catch-up call with the Company’s senior officers and executives;
•Chair weekly meetings with the co-chief executive officers of the Company;
•Chair meetings and discussions regarding employee compensation and benefits matters, including, without limitation, changes in any employee’s salary in the amount of $50,000 or more, and bonuses, benefits, and other compensation/benefits changes outside of the annual budgeted amount;
•Chair meetings and discussions regarding the hiring, terminating, or promoting of any senior officers and executives (senior vice president and above);
•Chair capital allocation meetings, including, without limitation, meetings regarding mergers and acquisitions, re-organizations, financings, capital expenditures, and other capital allocation meetings; and
•Shall be available to the co-Chief Executive Officers and Investor Relations Executives for external meetings with investors and lenders on an as needed basis.

The Executive shall have no day-to-day operating role in the Company’s operations.

The Company shall ensure that the Executive Shall be alerted promptly by email or phone call of all operating, strategic, and business decisions that are expected to have an impact on the Company’s business in excess of a USD$1,000,000 difference to plan, and the Executive shall be available by email and/or phone call to receive such alerts.
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